IRELAND INC.
810 Peace Portal Drive, #201
Blaine, WA 98230
TELEPHONE: (360) 318-3020
OTC BB: IRLD

IRELAND INC. ANNOUNCES STOCK SPLIT AND PRIVATE PLACEMENTS

Blaine, WA – April 25, 2007 – Ireland Inc. (OTCBB: IRLD) (the "Company") announced its 4-for-1 stock split of its authorized and issued shares of common stock was completed effective today and its trading symbol has been changed to “IRLD.” As a result of the stock split, the Company now has 36,550,000 shares of common stock outstanding. As this is a true stock split, shareholders will need to surrender their old pre-split certificates to obtain a new certificate representing the post-split shares. A letter of transmittal for that purpose will be sent to the Company’s shareholders.

The Company also announced that the Company’s Directors have approved two concurrent private placements as follows:

U.S. PRIVATE PLACEMENT

The Company’s Directors have approved a private placement offering of up to 10,000,000 units (the “Units”) at a price of $0.65 US per Unit, with each Unit consisting of one (post-split) share of the Company’s common stock and one half of one share purchase warrant. Each whole warrant entitles the holder to purchase an additional (post-split) share of common stock exercisable for a period of 12 months at a price of $1.00 US per share. The Company will have the option to accelerate the exercise term of the warrants in circumstances where the Company’s common stock trades at a weighted average price above $2.00 for twenty consecutive trading days.

The offering will be made in the United States to persons who are accredited investors as defined in Regulation D of the Securities Act of 1933.

FOREIGN PRIVATE PLACEMENT

The Company’s Directors have also approved a concurrent private placement offering of up to 10,000,000 Units to persons who are not “U.S. Persons” as defined in Regulation S of the Securities Act of 1933. The Units will be identical to those to be offered under the U.S. Private Placement as described above.

The proceeds of the U.S. Private Placement and the Foreign Private Placement offerings will be used for property acquisition and development and for general corporate purposes.

Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning the specific factors disclosed under the heading “Risk Factors” and elsewhere in the Company’s periodic filings with US securities regulators. When used in this news release, the words such as "could,” “plan,” "estimate,” "expect,” "intend,” "may,” "potential,” "should,” and similar expressions, are forward-looking statements. The risk factors that could cause actual results to differ from these forward-looking statements include, but are not restricted to the Company’s limited operating history, uncertainties about the availability of additional financing, geological or mechanical difficulties affecting the Company’s planned geological work programs, uncertainty of estimates of mineralized material, operational risk, environmental risk, financial risk and currency risk. In particular there is no assurance that any units will be sold or the private placements will be completed.

IRELAND INC.

“Lorrie Ann Archibald”
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Lorrie Ann Archibald
Director and President